Exhibit 99.1

The St. Joe Company Reports Third Quarter 2021 Results

  Net Income up 94% for the third quarter of 2021 versus the third quarter of 2020
  Net Cash from Operations up 79% for the third quarter of 2021 versus the third quarter of 2020
  Record residential backlog totaling 1,661 homesites and 299 Latitude Margaritaville Watersound homes

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--October 27, 2021--The St. Joe Company (NYSE: JOE) (the “Company”) today announced revenue for the third quarter of 2021 increased by 28% to $53.9 million as compared to $42.0 million for the third quarter of 2020. The revenue growth includes a 44% increase in leasing revenue, a 31% increase in hospitality revenue and a 27% increase in real estate revenue. Operating income increased by 46% to $16.1 million for the three months ended September 30, 2021, as compared to $11.0 million for the three months ended September 30, 2020. Net income for the third quarter of 2021 increased by 94% to $15.2 million, or $0.26 per share, compared to net income of $7.8 million, or $0.13 per share, for the same period in 2020. For the nine months ended September 30, 2021, the Company’s net income increased by 67% to $42.6 million, or $0.72 per share, compared to net income of $25.4 million, or $0.43 per share, for the same period last year.

Net Cash Provided by Operating Activities for the three months ended September 30, 2021 increased by 79% to $17.9 million compared to $10.0 million for the same period in 2020. For the nine months ended September 30, 2021, Net Cash Provided by Operating Activities increased by 189% to $65.1 million, as compared to $22.5 million for the same period in 2020. Cash Generated for Distribution or Investment (“CGFDI”), a non-GAAP measure that is detailed in the Financial Data included below, for the three months ended September 30, 2021 increased by 100% to $30.8 million, compared to $15.4 million for the same period in 2020. For the nine months ended September 30, 2021, CGFDI increased by 115% to $89.3 million, as compared to $41.6 million for the same period in 2020.

In the third quarter of 2021, the Company invested $56.5 million in capital expenditures, which when combined with the $84.1 million invested in the first two quarters of 2021, totaled $140.6 million for the nine months ended September 30, 2021. In addition, the Company paid $4.7 million in cash dividends in each of the first three quarters of 2021. As of September 30, 2021, the Company had $130.6 million in cash, cash equivalents and other liquid investments.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “Through the first nine months of 2021, our revenue exceeded the total revenue for all of 2020, and we believe we have only begun to scratch the surface of the long-term growth potential in front of us. In the first nine months of 2021, our hospitality and commercial segments generated a total of $90.8 million of revenue representing a 47% increase over the prior period. To further build recurring revenue, we have 665 additional apartment and senior living units and 677 additional hotel rooms currently under construction. In addition, the growth of club membership has been accelerating. The Company added 207 new members in the third quarter of 2021 for a total of 595 new members for the nine months ended September 30, 2021. By comparison, there were 289 new members for the record setting full-year 2020. As a direct result of growth in membership, club revenue, which we believe is recurring revenue, for the third quarter of 2021 increased by 21%, as compared the same period in 2020.”

Mr. Gonzalez continued, “Similarly, the $70.2 million of revenue generated from residential real estate sales over the past nine months came from the sale of 496 homesites and homes. We had 18,662 homesites in our development pipeline as of September 30, 2021. The $70.2 million of homesite and home sales generated over the last nine months equates to approximately 2.7% of homesites in our development pipeline and approximately 0.3% of the 170,000 residential units entitled in the Bay-Walton Sector Plan alone, not including our entitlements outside of the sector plan. As this area continues to grow with more full-time residents, we have a multi-generational pipeline of entitled residential homesites.”

Mr. Gonzalez concluded, “From 2010 to 2020, the population in Walton County grew by 36.8%, making it the 4th fastest growing county in Florida and 21st fastest growing county in the United States. Historically, most of the development in Bay and Walton counties occurred south of US Highway 98, the main east-to-west arterial road. However, as the area south of US Highway 98 has reached the saturation point, new development has shifted north. The ongoing success of Watersound Origins and Breakfast Point communities, and the early success of Latitude Margaritaville Watersound, confirm this transformation. The number of opportunities available to us has and will continue to increase as development continues north of US Highway 98 into our core contiguous lands.”

On October 27, 2021, the Board of Directors declared a cash dividend of $0.08 per share on its common stock, payable on December 10, 2021 to shareholders of record as of the close of business on November 12, 2021.

Real Estate Revenue

Real estate revenue increased by approximately 27% to $23.5 million in the third quarter of 2021, as compared to $18.5 million in the third quarter of 2020. The Company sold 119 homesites at an average price of approximately $159,000 with gross margins of 64.1% in the third quarter of 2021, as compared to 162 homesites at an average price of approximately $82,000 with gross margins of 49.0% in the third quarter of 2020. The difference in the average sales price, number of homesite closings and gross margin was due to a mix of sales in different communities.

As of September 30, 2021, the Company had 1,661 residential homesites under contract with 16 different local, regional and national homebuilders, which are expected to result in revenue of approximately $97,000 per base homesite, excluding applicable true-up, for a total of $160.7 million over the next several years, as compared to 1,401 residential homesites under contract for a total of $119.3 million as of September 30, 2020.

The Latitude Margaritaville Watersound unconsolidated joint venture project, planned for 3,500 residential homes, contracted the initial releases of homes. As of September 30, 2021, in addition to the 1,661 homesites in the Company’s other residential communities, Latitude Margaritaville Watersound had 299 homes under contract with sales value totaling $121.5 million.

Hospitality Revenue

Hospitality revenue increased by approximately 31% to $22.3 million in the third quarter of 2021 as compared to $17.0 million in the third quarter of 2020. Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and increased visitor activity. The Company added 207 new members in the third quarter of 2021 for a total of 595 new members for the nine months ended September 30, 2021. By comparison, there were 289 new members for the record setting full-year 2020.

In the third quarter of 2021, the Company opened a 143-room Hilton Garden Inn hotel located near the Northwest Florida Beaches International Airport bringing the total number of operational hotel rooms owned (individually by the Company or through an unconsolidated joint venture) or managed through a management agreement to 393. As of September 30, 2021, the Company had under construction an additional 75-room boutique inn and new Watersound Club amenities at Watersound Camp Creek venue, an addition of seven hotel suites at the existing WaterColor Inn, a new 124-room Hotel Indigo in Panama City’s downtown waterfront district and a new 131-room HomeWood Suites by Hilton hotel near the Panama City Beach Sports Complex. In addition, the Company, with separate joint venture partners, had under construction a 255-room Embassy Suites by Hilton hotel in the Pier Park area of Panama City Beach and an 85-room boutique hotel in Seagrove Beach. Together, the operational hotel rooms and the projects already under construction will bring the total number of hotel rooms to 1,070. The Company intends to operate these new hotels. In addition, Bay Point Marina and Port St. Joe Marina are in reconstruction and additional new marinas are in the planning process.

Leasing Revenue

Leasing revenue from commercial, retail, multi-family and other properties accelerated in the third quarter of 2021 as projects were completed and transitioned from construction to the leasing stage. Leasing revenue increased by approximately 44% to $7.1 million in the third quarter of 2021, compared to the same period in 2020. As of September 30, 2021, the Company, through consolidated and unconsolidated joint ventures, had 600 completed apartment units with an additional 517 units under construction.

The Company’s leasable space as of September 30, 2021 consisted of approximately 986,000 square feet, of which approximately 821,000 was leased, compared to approximately 904,000 square feet as of September 30, 2020, of which approximately 758,000 was leased. The Company also has other commercial projects under construction for a combined total of approximately 69,000 square feet of leasable space.

Other Operating and Corporate Expenses

Other operating and corporate expenses for the three months ended September 30, 2021 and 2020 were comparable. The Company continues to manage operating costs to maintain an efficient structure.

Financial data schedules in this press release include consolidated results, summary balance sheets, other operating and corporate expenses and the reconciliation of Cash Generated for Distribution or Investment (CGFDI), a non-GAAP financial measure, for the third quarter of 2021 and 2020, respectively.

FINANCIAL DATA
Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Real estate revenue	$23.5	$18.5	$85.6	$41.8
Hospitality revenue	22.3	17.0	58.0	35.2
Leasing revenue	7.1	4.9	19.1	14.2
Timber revenue	1.0	1.6	4.8	5.5
Total revenue	53.9	42.0	167.5	96.7
Expenses
Cost of real estate revenue	8.5	9.4	33.1	18.4
Cost of hospitality revenue	16.5	11.0	43.5	26.5
Cost of leasing revenue	3.1	2.0	8.3	4.0
Cost of timber revenue	0.1	0.2	0.5	0.6
Other operating and corporate expenses	5.0	5.1	17.1	17.0
Depreciation, depletion and amortization	4.6	3.3	12.6	9.4
Total expenses	37.8	31.0	115.1	75.9
Operating income	16.1	11.0	52.4	20.8
Investment income, net	2.3	2.4	4.8	2.8
Interest expense	(4.1)	(3.4)	(11.6)	(10.1)
Other income, net	7.4	0.3	12.9	20.3
Income before equity in loss from unconsolidated affiliates and income taxes	21.7	10.3	58.5	33.8
Equity in loss from unconsolidated affiliates	(0.5)	(0.1)	(1.6)	(0.3)
Income tax expense	(6.4)	(2.4)	(15.2)	(7.8)
Net income	14.8	7.8	41.7	25.7
Net loss (income) attributable to non-controlling interest	0.4	--	0.9	(0.3)
Net income attributable to the Company	$15.2	$7.8	$42.6	$25.4
Net income per share attributable to the Company	$0.26	$0.13	$0.72	$0.43
Weighted average shares outstanding	58,882,549	58,882,549	58,882,549	59,052,613

Summary Balance Sheet (Unaudited)
($ in millions)

	September 30, 2021	December 31, 2020
Assets
Investment in real estate, net	$647.9	$551.7
Investment in unconsolidated joint ventures	50.8	38.0
Cash and cash equivalents	27.2	106.8
Investments – debt securities	103.0	48.1
Other assets	69.9	65.8
Property and equipment, net	32.3	20.8
Investments held by special purpose entities	205.5	206.1
Total assets	$1,136.6	$1,037.3

Liabilities and Equity
Debt, net	$196.1	$158.9
Other liabilities	91.8	72.0
Deferred tax liabilities, net	72.6	60.9
Senior Notes held by special purpose entity	177.5	177.3
Total liabilities	538.0	469.1
Total equity	598.6	568.2
Total liabilities and equity	$1,136.6	$1,037.3

Other Operating and Corporate Expenses (Unaudited)
($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Employee costs	$2.0	$2.0	$6.6	$6.3
401(k) contribution	--	--	1.2	1.2
Property taxes and insurance	1.4	1.3	4.1	3.8
Professional fees	0.7	1.0	2.3	3.2
Marketing and owner association costs	0.3	0.4	1.3	0.9
Occupancy, repairs and maintenance	0.3	0.2	0.5	0.6
Other	0.3	0.2	1.1	1.0
Total other operating and corporate expense	$5.0	$5.1	$17.1	$17.0

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions except per share amount)

“Cash Generated for Distribution or Investment” (CGFDI) and CGFDI Per Share are non-GAAP measures, which management believes assists investors by providing insight into the cash generated by the Company that management has available for distribution to shareholders or for reinvestment into the business. CGFDI is calculated by adding “Net Cash Provided by Operating Activities”, “Expenditures for and Acquisition of Real Estate to Be Sold”, and “Capital Distribution from Unconsolidated Affiliates” and subtracting “Capital Distribution to Non-Controlling Interests”, “Principal Payments for Debt”, “Principal Payments Under Finance Lease Obligation”, and “Maintenance Capital Expenditures”. Maintenance Capital Expenditures are intended to show capital expenditures made to maintain the value and/or revenue generating capacity of existing operating assets. CGFDI should not be considered an alternative to “Net Cash Provided by Operating Activities” determined in accordance with GAAP as an indicator of the Company’s cash flows and liquidity position. CDFGI Per Share is calculated by dividing CGFDI by “Weighted Average Shares Outstanding.”

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Cash Provided by Operating Activities	$17.9	$10.0	$65.1	$22.5
Plus: Expenditures for and Acquisition of Real Estate to Be Sold	13.6	6.9	28.3	24.3
Plus: Capital Distribution from Unconsolidated Affiliates	0.2	--	0.2	--
Less: Capital Distribution to Non-Controlling Interests	(0.3)	(0.4)	(1.0)	(0.4)
Less: Principal Payments for Debt	(0.2)	(0.4)	(1.5)	(1.5)
Less: Principal Payments Under Finance Lease Obligation	--	--	(0.1)	--
Less: Maintenance Capital Expenditures	(0.4)	(0.7)	(1.7)	(3.3)
CGFDI	$30.8	$15.4	$89.3	$41.6
Weighted Average Shares Outstanding	58,882,549	58,882,549	58,882,549	59,052,613
CGFDI Per Share	$0.52	$0.26	$1.52	$0.70

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter 2021 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets; our continued cost discipline to maintain an efficient cost structure; our capital allocation initiatives, including the timing and amount of dividends; plans regarding our joint venture developments; and timing of current developments and new projects in 2021 and beyond. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) the potential impacts of the ongoing COVID-19 pandemic; (2) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (3) our ability to successfully execute our newer business ventures, including expansion of our portfolio of income producing commercial and multi-family properties, senior living communities and hotels, some or all of which may be negatively impacted by the COVID-19 pandemic; (4) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; (5) significant decreases in the market value of our investments in securities or any other investments; (6) our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; (7) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (8) volatility in the consistency and pace of our residential real estate sales; (9) any downturns in real estate markets in Florida or across the nation; (10) any reduction in the supply of mortgage loans or tightening of credit markets; (11) our ability to fully recover from natural disasters and severe weather conditions, including the recovery of insurance claims for losses related to Hurricane Michael; (12) our dependence on the real estate industry and the cyclical nature of our real estate operations; (13) our ability to retain commercial tenants, particularly in light of the COVID-19 pandemic; (14) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (15) changes in laws, regulations or the regulatory environment affecting the development of real estate; (16) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (17) our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (18) supply chain disruptions, inflation and increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (19) our ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (20) potential limitations on our ability to declare dividends at our expected rates, or at all; and (21) the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent 10-Q’s which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2021, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com